UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 30, 2014

Aéropostale, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31314 (Commission File Number)	31-1443880 (IRS Employer Identification No.)
112 West 34th Street, 22nd Floor, New York, New York 10120
(Address of principal executive offices, including Zip Code)

(646) 485-5410
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 2.05	Costs Associated with Exit or Disposal Activities.

On April 30, 2014, Aéropostale, Inc. (the “Company”) issued a press release announcing an update to its strategic initiatives and a comprehensive cost reduction program as part of the Company’s on-going turnaround plans and strategic business review (the “Program”), pursuant to which the Company will close approximately 125 mall-based P.S. from Aéropostale stores to focus on faster growing sales channels, and streamline and improve its expense structure. The Program will start immediately and is expected to be complete by the end of the fiscal year ending January 31, 2015 (“Fiscal 2014”). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is herein incorporated by reference.

Following a strategic business review, the Company has identified key initiatives, including the exit of the mall-based P.S. from Aéropostale stores, that it estimates will generate approximately $30 million to $35 million in pretax annualized savings, of which approximately $5 million to $10 million is expected to be achieved in Fiscal 2014. To achieve these savings, the Company estimates that it will incur pre-tax restructuring and impairment charges related to these actions totaling approximately $40 million to $65 million throughout Fiscal 2014, which includes approximately $25 million to $40 million of future cash expenses.

Included in the estimate of total pre-tax charges are approximately $6 million of consulting and severance expenses resulting from the announced corporate cost reduction initiatives, which are expected to be recorded during the first quarter of Fiscal 2014. An estimated $28 million to $33 million of the charges relate to fixed asset impairments resulting primarily from the expected closures of the P.S. from Aéropostale stores, which are expected to be recorded during the first quarter of Fiscal 2014. Approximately $3 million of the charges relate to additional severance resulting from the store closures, which are expected to be recorded over the remainder of fiscal 2014. The remainder of the charges relate to estimated lease costs in conjunction with the store closures, which are expected to be recorded during the remainder of Fiscal 2014.

The amounts of these costs and charges are preliminary and remain subject to change, pending, among other factors, the outcome of negotiations with third parties. Total charges, actual savings and timing may vary positively or negatively from these estimates due to changes in the scope, underlying assumptions or execution risk of the Program throughout its duration.

ITEM 2.06	Material Impairments.

The disclosure under Item 2.05 above is incorporated by reference into this Item 2.06.

ITEM 7.01	Regulation FD.

On April 30, 2014, the Company issued a press release reaffirming earnings guidance on a non-GAAP basis for the first quarter of Fiscal 2014. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is herein incorporated by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

	99.1	Press release dated April 30, 2014, announcing strategic cost reduction initiatives and reaffirming earnings guidance on a non-GAAP basis for the first quarter of Fiscal 2014.

Cautionary Statement regarding Forward Looking Statements

We have included in this document certain “forward-looking statements” made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, concerning expectations for sales, store openings, gross margins, expenses, cost savings, strategic direction and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; seasonality; risks associated with changes in social, political, economic and other conditions and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement any growth strategies; risks associated with the Company’s ability to implement and realize the anticipated benefits of the Company’s strategic initiatives and cost reduction program, as well as the other risk factors set forth in the Company's Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Aéropostale, Inc.

/s/ Marc D. Miller
Marc D. Miller
Executive Vice President - Chief Financial Officer

Dated: May 5, 2014

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated April 30, 2014, announcing strategic cost reduction initiatives and reaffirming earnings guidance on a non-GAAP basis for the first quarter of Fiscal 2014.